NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

FOR IMMEDIATE RELEASE

BROWN-FORMAN NAMES LAWSON WHITING CHIEF OPERATING OFFICER

Louisville, KY, September 28, 2017 - Brown-Forman announced today the promotion of Lawson Whiting to the position of Chief Operating Officer effective October 1, overseeing the company’s regional operations, global production, and corporate responsibility functions, reporting to Chairman and Chief Executive Officer Paul Varga.

         A 21 year veteran of Brown-Forman, Whiting previously held positions encompassing finance, investor relations, brand and regional leadership, strategy, acquisitions & divestitures, and corporate responsibility.  Whiting, 49, has served as Executive Vice President and Chief Brands and Strategy Officer since February 2015. Prior to that time, he served as Senior Vice President and Chief Brands Officer from 2013 to 2015, Senior Vice President and Managing Director for Western Europe from 2011 to 2013, Vice President and Finance Director for Western Europe from 2010 to 2011, and Vice President and Finance Director for North America from 2009 to 2010.

“Through his various assignments and his service on our company’s executive leadership team, Lawson has worked across the globe and had exposure and made notable contributions to vital areas of our success, including portfolio strategy and management, annual planning & operating, capital deployment, and corporate responsibility,” stated Varga. “He has consistently produced positive results and outcomes for the company and he is very well-prepared to take on these significant new responsibilities.”
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While not recently in use, the chief operating officer position is one that Brown-Forman has utilized at various times over the last 30 years, depending on the company’s organizational structure and needs.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

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